Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 26, 2019, with respect to our audit of the consolidated balance sheets of Rich Uncles Real Estate Investment Trust I as of December 31, 2018 and 2017, the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, the related notes to such financial statements and Schedule III - Real Estate Assets and Accumulated Depreciation and Amortization, in Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-233923) of RW Holdings NNN REIT, Inc., to be filed with the Securities and Exchange Commission.

/s/ SQUAR MILNER LLP

Irvine, California
October 18, 2019